Exhibit 99.2

Conference Call Speech Q3 2008

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 08. I will begin with the financial results:

Sales in Q3 were $2.1 million, up significantly from sales, of $1.3 million in Q3 2007.

GAAP net profit in Q3 08 was 1 cent a share compared to a loss of 2 cents in the year earlier quarter. For the nine months ended Sept 30 08 net profit was 802 thousand, 6 cents per share compared to a net loss of 401 thousand, 3 cents per share in the first 9 months of 07.

FSI concentrates on operating cash flow as the most useful comparison between periods. By excluding depreciation, stock option expenses and one-time items, a more transparent view of corporate progress may be obtained. Please see our Q3 financials news release of Nov 13 filed as form 8K with the SEC for specifics of conversion between GAAP and non-GAAP measures.

Operating cash flow for the nine months ended Sept 30 2008 was 1.9 million or 13 cents per share compared to 222 thousand or 2 cents per share in the same period of 07.

We are proud of these results and especially the major revenue increase and the change from net GAAP losses to net profits. The economic times are difficult and we have spent significant executive effort to ensure that our receivables are as low as possible, that our inventory of raw materials is high enough to support growth and that our cash position is as high as possible to support sales. We do not need any capital to fund growth or complete our new plant in Alberta.

Q3 Highlights by division:

1.
In the swimming pool market Heatsavr and Ecosavr sales have seen some pressure from the real estate problems in North America. We experienced higher than usual sales in Q3, as a result of customers spreading their purchases into more but smaller PO’s spread into 3 quarters rather than 2. Our prediction is that swimming pool sales may have difficulties through the 09 season and we are pleased that our overhead and staff count was optimized more than a year ago. The division is able to make profitable sales even into a distressed market.

2.
Watersavr: We are appalled at the inability of Los Angeles water and power to obtain a simple permit in 10 months for a trial that could save them millions of dollars per year. This has slowed our US sales efforts dramatically. We are disappointed in the reorder speed from Australia but expect this to change soon. Other opportunities are developing in the far east and Mediterranean. We are certain that WS is a product the world needs and expect that as our company grows, sales will become easier and larger.

3.
NanoChem:Oil field: Sales were up in this market area in volume and total revenue. The interest in our high temperature product is strong and will result in revenue once the product has been tested and trailed by our customers. This process requires several months.

4.
Detergent: Sales to small formulators grew to accommodate increased interest in “green” products. Our major project to sell to one of the 4 majors in the field is progressing but still needs trial production from our sugar based factory to start the next step which is confirmation that sugar based polyaspartic acid is equivalent to the oil based material.

5.
Agriculture: The increase in fertilizer and crop prices had positive effects on sales to growers and distributors. Sales were up substantially from a small base and we are discussing potential new distribution opportunities in North American markets that we are not well represented in. It is possible that several new agreements may be in place in time for the 09 season.

6.
Biomass Factory: As noted in our news release, the start date has been pushed back because equipment has not arrived on time. This has not affected the cost of the build-out; only the speed. The recent drop in the oil price has reduced the input cost advantage the Alberta plant will provide but the detergent and water treatment industries have shown great interest in renewable products and many experts suggest that low oil prices are a short-term situation.

Summary: FSI is well supplied with cash, raw materials and capacity. Our customer and supply base are as secure as possible. Our current customers are increasing their volumes and new contacts are becoming customers. There is a huge opportunity to supply a major detergent company waiting for startup of the Alberta plant that can double our revenue. There are large growth possibilities for our new polyaspartic chemistry. The NAFTA agriculture market is 2.5 to 5 billion dollars and we are growing quickly in this area. And we are still exploring improvements in the chemistry that should result in more new products. I believe we have the tools and people to survive and prosper now and in the future.

Thank you.

The text of this speech will be available on our website by Wednesday and email or fax copies can be requested from Jason Bloom at 1800 661 3560. An audio file including the questions and answers will be on the website as soon as possible.

Operator, the floor is open for questions.